ASSET PURCHASE AGREEMENT

                                  by and among

                        STANDARD AUTOMOTIVE CORPORATION,
                             a Delaware corporation,

                           CRITICAL COMPONENTS CORP.,
                             a Delaware corporation,

                                  RANOR, INC.,
                             a Delaware corporation,

                                  RANOR, INC.,
                          a Massachusetts corporation,

                          THE SHAREHOLDERS NAMED HEREIN

                                       and

                             FIVE N LEASING COMPANY,
                       a Massachusetts general partnership
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                                TABLE OF CONTENTS

1.    DEFINITIONS.............................................................1

2.    SALE OF ACQUIRED ASSETS.................................................5
      2.1    Purchase and Sale of Acquired Assets.............................5
      2.2    Assumption of Certain Liabilities................................5
      2.3    Delivery of Possession and Instruments of Transfer...............6

3.    CONSIDERATION...........................................................6
      3.1    Cash Consideration...............................................6
      3.2    Other Consideration..............................................7
      3.3    Purchase Price Adjustments.......................................7
      3.4    Allocation of Consideration for Tax Purposes.....................9

4.    CLOSING.................................................................9
      4.1    Closing and Closing Date.........................................9

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................9
      5.1    Organization, Good Standing, Power, Etc..........................9
      5.2    Accuracy of Information.........................................10
      5.3    Articles of Organization and By-Laws; Partnership Agreement.....10
      5.4    Subsidiaries, Divisions and Affiliates..........................10
      5.5    Equity Investments..............................................10
      5.6    Authorization of Agreement......................................10
      5.7    Effect of Agreement.............................................11
      5.8    Restrictions....................................................11
      5.9    Governmental and Other Consents.................................11
      5.10   Financial Statements............................................11
      5.11   Absence of Certain Changes or Events............................12
      5.12   Title to Acquired Assets; Absence of Liens and Encumbrances.....12
      5.13   Equipment.......................................................13
      5.14   Insurance.......................................................13
      5.15   Agreements, Arrangements, Etc...................................14
      5.16   Patents, Trademarks, Copyrights, Etc............................17
      5.17   Permits, Licenses, Security Clearances, Etc.....................17
      5.18   Compliance with Applicable Laws.................................17
      5.19   Litigation......................................................18


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      5.20   No Interest in Competitors......................................18
      5.21   Customers, Suppliers, Distributors and Agents...................18
      5.22   Books and Records...............................................19
      5.23   Employees.......................................................19
      5.24   Employee Benefit Plans..........................................19
      5.25   Powers of Attorney..............................................21
      5.26   Sufficiency of Acquired Assets..................................21
      5.27   Labor Disputes, Unfair Labor Practices..........................21
      5.28   Past Due Obligations............................................21
      5.29   Environmental Matters...........................................21
      5.30   Tax and Other Returns and Reports...............................23
      5.31   Certain Tax Definitions.........................................24
      5.32   Recent Dividends and Other Distributions........................24
      5.33   Inventory.......................................................24
      5.34   Purchase and Sale Obligations...................................25
      5.35   Accounts Receivable and Accounts Payable........................25
      5.36   Investment Representation.......................................25
      5.37   Year 2000.......................................................26
      5.38   Addition........................................................26

6.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS ......................26
      6.1    Organization....................................................27
      6.2    Authorization of Agreement......................................27
      6.3    Effect of Agreement.............................................27
      6.4    Litigation......................................................27
      6.5    Accuracy of Information.........................................27
      6.6    Financial Statements............................................28
      6.7    Material Adverse Change.........................................28
      6.8    Governmental and Other Consents.................................28

7.    PRE-CLOSING COVENANTS OF THE SELLERS...................................28
      7.1    Conduct of Business Until Closing Date..........................28
      7.2    Approvals, Consents and Further Assurances......................30
      7.3    Access to Properties, Records, Suppliers, Agents, Etc...........30
      7.4    Advice of Changes...............................................30
      7.5    Conduct.........................................................30
      7.6    Employee Benefit Plans..........................................31
      7.7    Satisfaction of Conditions by the Sellers.......................31
      7.8    Permitted Distribution..........................................31


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      7.9    Transfer of Insurance Policies..................................32

8.    PRE-CLOSING COVENANTS OF THE PURCHASERS................................32
      8.1    Satisfaction of Conditions by the Purchasers....................32
      8.2    Title to Real Property..........................................32

9.    POST-CLOSING COVENANTS.................................................33
      9.1    Post-Closing Audit..............................................33
      9.2    Post-Closing Tax Returns........................................33
      9.3    Further Assurances..............................................33
      9.4    Books and Records...............................................33
      9.5    Change of Name..................................................33

10.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS..............34
      10.1   Accuracy of Representations and Warranties......................34
      10.2   Performance of Agreements.......................................34
      10.3   Approvals and Consents..........................................34
      10.4   Sellers' Certificate............................................34
      10.5   Officer's Certificate...........................................35
      10.6   Clerk's Certificate; Partnership Certificate....................35
      10.7   No Material Adverse Change......................................35
      10.8   Actions, Proceedings, Etc.......................................35
      10.9   Opinion of Counsel to the Company...............................35
      10.10  Licenses, Permits, Consents, Etc................................35
      10.11  Bills of Sale...................................................35
      10.12  Documentation of Rights.........................................36

11.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS.................36
      11.1   Accuracy of Representations and Warranties......................36
      11.2   Performance of Agreements.......................................36
      11.3   No Injunction...................................................36
      11.4   Opinion of Counsel to Purchaser.................................36
      11.5   Absence of Proceedings..........................................36
      11.6   Compliance Certificate..........................................36
      11.7   Title Insurance.................................................36

12.   EMPLOYMENT MATTERS.....................................................37
      12.1   Employment with Purchaser.......................................37


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13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION............38
      13.1   Survival........................................................38
      13.2   Indemnification by the Sellers and the Shareholders.............38
      13.3   Indemnification by the Purchasers...............................38
      13.4   Right to Defend.................................................39
      13.5   Subrogation.....................................................39
      13.6   Certain Limitations.............................................39

14.   MISCELLANEOUS..........................................................40
      14.1   Expenses........................................................40
      14.2   Termination of Agreement........................................40
      14.3   Waivers.........................................................41
      14.4   Binding Effect; Benefits........................................41
      14.5   Assignment......................................................41
      14.6   Notices.........................................................41
      14.7   Entire Agreement................................................42
      14.8   Headings; Certain Terms.........................................43
      14.9   Counterparts....................................................43
      14.10  Governing Law...................................................43
      14.11  Severability....................................................43
      14.12  Amendments......................................................43
      14.13  Transaction Taxes...............................................43
      14.14  Section References..............................................43
      14.15  Brokers and Finders.............................................43
      14.16  Confidentiality.................................................44
      14.17  Public Announcements; Disclosure to Certain Parties.............44
      14.18  Exhibits........................................................45

15.   DISPUTE RESOLUTION.....................................................45


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                                 APPENDIX INDEX

Appendix 1.20     Form of Convertible Term Note
Appendix 3.2(b)   Form of Employment Agreement
Appendix 3.3(a)   Analysis of Adjustments Format
Appendix 3.3(b)   Analysis of Adjustments Example
Appendix 3.4      Allocation of Consideration
Appendix 4.1(a)   Form of Escrow Agreement
Appendix 4.1(b)   Form of Closing Memorandum
Appendix 10.9     Opinion of Counsel to the Company
Appendix 11.4     Opinion of Counsel to Purchaser


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                                 EXHIBIT INDEX

Exhibit 1.l(h)     Real Property
Exhibit 1.25       Vectra Assets
Exhibit 2.2        Adjusted December 31, 1998 Balance Sheet
Exhibit 5.1        Good Standing Certificates
Exhibit 5.4        Subsidiaries, Divisions and Affiliates
Exhibit 5.5        Equity Investments
Exhibit 5.7        Effect of Agreement
Exhibit 5.10       Financial Statements of the Company
Exhibit 5.11       Changes and Events
Exhibit 5.12       Permitted Encumbrances
Exhibit 5.13       Equipment
Exhibit 5.14       Insurance Policies
Exhibit 5.15(a)    Commitments
Exhibit 5.15(b)    Oral Commitments
Exhibit 5.15(d)    Required Consents
Exhibit 5.16       Rights (Patents, Trademarks, Copyrights, etc.)
Exhibit 5.17       Permits, Licenses, Etc.
Exhibit 5.19       Litigation
Exhibit 5.20       Interests in Competitors
Exhibit 5.21       Purchasers and Providers
Exhibit 5.23       Employees
Exhibit 5.24       Employee Benefit Plans
Exhibit 5.27       Union Representation
Exhibit 5.29       Environmental Matters
Exhibit 5.30(a)    Tax Examination Dates
Exhibit 5.30(b)    Examinations of Tax Returns by Governmental Agency
Exhibit 5.30(c) Proposal by Governmental Entity of Deficiency, Assessment or Claim of Taxes
Exhibit 5.33       Inventory
Exhibit 5.35       Accounts Receivable and Accounts Payable
Exhibit 6.6        Financial Statements of Standard
Exhibit 6.8        Required Consents of the Purchasers


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                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT ("Agreement") is made and entered into as of this 16th day of April, 1999, by and among Standard Automotive Corporation, a Delaware corporation having an office at 321 Valley Road, Hillsborough Township, New Jersey 08876 ("Standard"); Critical Components Corp., a Delaware corporation having an office at 280 Park Avenue, New York, New York 10017 ("CCC"); Ranor, Inc., a Delaware corporation having an office at the same location as CCC ("Purchaser" and, collectively with Standard and CCC, the "Purchasers"); Ranor, Inc., a Massachusetts corporation having an office at Bella Drive, the juncture of Route 2 and Town Farm Road in Westminster, Massachusetts 01473 (the "Company"); Dennis Normandin, Peter Normandin, Mark Normandin and David Normandin, residing at the addresses set forth under their respective names on the signature pages hereof (the "Shareholders"); and Five N Leasing Company, a Massachusetts general partnership having an office at the same location as the Company ("Five N" and, collectively with the Company, the "Sellers").

                                    RECITALS:

      WHEREAS, the Company is engaged in the business of cutting, forming, rolling, welding, assembling, testing and finishing machine parts (the "Business");

      WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, substantially all of the assets used in the Business on the terms and conditions set forth in this Agreement;

      WHEREAS, Standard has entered into an agreement to become the record and beneficial owner of all of the issued and outstanding capital stock of CCC, CCC is the record and beneficial owner of all of the issued and outstanding capital stock of Purchaser, and the Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of the Company; and

      WHEREAS, the Shareholders are the only general partners in Five N, and Five N owns certain real property used in the Business;

      NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. DEFINITIONS

      1.1 "Acquired Assets" means all the assets, business, properties, production facilities (including real property, buildings, machines, technical equipment, tools and other appliances, furniture, fixtures and other equipment), contracts, claims and other rights of the

Company of whatever kind and nature, tangible or intangible, real or personal, existing or hereafter acquired, and wherever located, other than the Excluded Assets, that are owned by the Sellers and used in connection with the Business, including all of the right, title and interest of the Sellers in and to the following assets (all of which shall be deemed to constitute assets that are used in connection with the Business):

            (a) the Business as a going concern, the goodwill pertaining thereto and all of the Company's right, title and interest in and to the name "Ranor, Inc.", and all other names used by the Company, as well as all logos relating thereto;

            (b) all raw materials, work-in-progress and finished products of the Company and all other items of inventory owned by the Company (collectively, the "Inventory");

            (c) all personal property and interests therein, including all vehicles, machinery, equipment (including equipment which has previously been fully depreciated and all equipment loaned to customers), furniture, fixtures and non-inventory supplies (including containers, packaging and shipping material, tools and spare parts) and all other tangible personal property used in connection with the Business including, but not limited to, the property listed on Exhibit 5.13 (collectively, the "Equipment");

            (d) all rights used in connection with the Business relating to copyrights, licenses, patents, trademarks, trademark rights, tradenames, service marks, service right marks, trade secrets, shop rights, know-how, proprietary processes, technical information, techniques, discoveries, designs, manufacturing, engineering and other drawings, engineering data and design and engineering specifications, proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefor, including, but not limited to, the items listed on Exhibit 5.16 (collectively, the "Rights");

            (e) all books and records of the Company including all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledgers, all documents relating to uncollected invoices, and all shipping records;

            (f) all corporate opportunities relating to the Business;


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            (g) all accounts, notes and other receivables of the Company and all advance payments, prepaid items, rights to offset, claims and credits of all kinds of the Company;

            (h) all real property used in connection with the Business, together with all fixtures attached thereto, as such real property is set forth in
      Exhibit 1.1(h) (collectively, the "Real Property");

            (i) all plans, contracts, financing commitments and other rights with respect to the Addition;

            (j) the Commitments, except to the extent excluded pursuant to
      Section 10.3(b) and;

            (k) all permits, licenses, security clearances, franchises, approvals and authorizations from any governmental or non-governmental entity that relate to the operations of the Business, including but not limited to those items listed on Exhibit 5.17 (collectively, the "Permits"), except to the extent that transfer thereof is restricted as described in Exhibit 5.17.

      1.2 "Addition" means the new plant addition, of approximately 25,000 square feet, under construction next to the existing facility of the Company in Westminster, Massachusetts, including the items of Equipment identified on
Exhibit 5.13 as being included therein;

      1.3 "Addition Adjustment" means the lesser of (a) the amount expended prior to the Closing Date in the construction of the Addition and the acquisition of Equipment therefor and (b) four million five hundred thousand dollars ($4,500,000).

      1.4 "Adjusted December 31, 1998 Balance Sheet" has the meaning set forth in Section 2.2.

      1.5 "Affiliate" means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

      1.6 "Ancillary Documents" has the meaning set forth in Section 9.3.

      1.7 "Assumed Liabilities" has the meaning set forth in Section 2.2.


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

      1.8 "Business" has the meaning set forth in the preamble of this Agreement.

      1.9 "CCC Shares" means shares of common stock of CCC issuable upon full or partial conversion of any Note.

      1.10 "Closing Date Balance Sheet"has the meaning set forth in Section 3.3.

      1.11 "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

      1.12 "Commitments" means all agreements, arrangements and contracts, including all amendments thereto (or where they are verbal, written summaries of the materials terms thereof), fixed or contingent, (a) disclosed on Exhibit 5.15(a) or (b) excluded from Exhibit 5.15(a) solely because such agreements, arrangements and contracts do not exceed the dollar amount thresholds set forth in Section 5.15(a) or (c) entered into prior to the Closing Date in compliance with this Agreement; provided, however, that any agreement, arrangement or contract which is included in the Excluded Assets or the Excluded Liabilities is not included in the Commitments.

      1.13 "Employee" has the meaning set forth in Section 5.23.

      1.14 "Employee Benefit Plan" has the meaning set forth in Section 5.24.

      1.15 "Excluded Assets" means (a) all cash and cash equivalents held by the Company, after reduction by the Prepaid Contracts Adjustment; (b) the Vectra Assets and (c) any Commitments excluded pursuant to Section 10.3(b).

      1.16 "Excluded Liabilities" has the meaning set forth in Section 2.2.

      1.17 "Financial Statements" means the draft financial statements of the Company for the fiscal years ended December 31, 1998, 1997 and 1996 attached hereto as Exhibit 5.10.

      1.18 "Governmental Authority" means any court, administrative or regulatory agency or commission, or other governmental authority or instrumentality.

      1.19 A party has "Knowledge" of a fact for purposes of this Agreement if the party actually knows or after diligent inquiry should have known of such fact.

      1.20 "Note" means a convertible term note, in the principal amount of one million three hundred twenty five thousand dollars ($1,325,000), subject to reduction or increase in accordance with Section 3.3, in the form attached as Appendix 1.20.

      1.21 "Permits" has the meaning set forth in Section 1.1.


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      1.22 "Permitted Encumbrances" has the meaning set forth in Section 5.12.

      1.23 "Prepaid Contracts Adjustment" has the meaning set forth in Section 3.3.

      1.24 "Transferred Employee" has the meaning set forth in Section 12.1.

      1.25 "Vectra Assets" means the assets set forth on Exhibit 1.25.

      1.26 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

      2. SALE OF ACQUIRED ASSETS

      2.1 Purchase and Sale of Acquired Assets. Upon and subject to the terms and conditions of this Agreement, the Sellers jointly and severally agree to sell, assign, transfer, convey and deliver to the Purchasers, at the Closing, and the Purchasers agree to purchase and accept, all right, title and interest in and to the Acquired Assets.

      2.2 Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser agrees to assume, pay, perform and discharge when due, all liabilities or obligations listed in this Section 2.2, and only such liabilities or obligations listed in this
Section 2.2, whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Liabilities"):

            (i) All liabilities set forth on the summary adjusted balance sheet and income statement of the Company as of December 31, 1998, a copy of which is included as Exhibit 2.2 (the "Adjusted December 31, 1998 Balance Sheet") or arising thereafter in the ordinary course of business; and

            (ii) all liabilities for payment or performance under the terms of the Commitments, except Commitments excluded pursuant to Section 10.3(b).

      (b) Notwithstanding anything herein to the contrary or any other writing to the contrary, Purchaser shall assume only the Assumed Liabilities, and neither Purchaser nor any of its Affiliates shall assume any other liability or obligation of the Sellers (or any predecessor owner of all or part of the Business) of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations of the Sellers (or any such predecessor owner) (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:


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            (i) all liabilities and obligations which are attributable to any of the Excluded Assets, or associated with the realization of the benefits of any of the Excluded Assets;

            (ii) all Tax liabilities (excluding the Permitted Encumbrances);

            (iii) all liabilities and obligations relating to compensation and any pension, deferred compensation, vacation, medical benefit, life insurance, severance or other employee health or safety matters and any other employee benefit plans, programs or arrangements associated with or relating to the employment in the Business, prior to the Closing, of any employee or former employee (including, but not limited to, all Employee Benefit Plans) and all liabilities and obligations relating to or arising from the employment or cessation of employment of any such employee prior to the Closing, except to the extent that such liabilities are accrued on the Closing Date Balance Sheet;

            (iv) all liabilities and obligations arising from worker's compensation claims relating to pre-Closing events;

            (v) all liabilities and obligations covered, but only to the extent covered, by any insurance maintained by the Sellers or any of their respective Affiliates;

            (vi) Commitments excluded pursuant to Section 10.3(b);

            (vii) all liabilities and obligations arising from the suits, claims and actions described on Exhibit 5.19; and

            (viii) all other liabilities and obligations of the Sellers to the extent not relating to the Business.

      2.3 Delivery of Possession and Instruments of Transfer. At the Closing, the Sellers shall deliver to Purchaser possession of all instruments of transfer requested by and satisfactory to Purchaser and its counsel for the consummation of the transactions contemplated under this Agreement and as are necessary to vest in Purchaser all rights, title and interest of the Sellers in and to the Acquired Assets, free and clear of any lien, encumbrance, security agreement, equity, option, claim, charge or restriction, except for the Permitted Encumbrances.

      3. CONSIDERATION

      3.1 Cash Consideration. The Purchasers shall pay to the Company, at the Closing, cash equal to (a) twenty one million two hundred thousand dollars ($21,200,000) plus (b)


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the Addition Adjustment, minus (c) the adjustments set forth in Section 3.3, minus (d) any Deposit which is applied against the Purchase Price.

      3.2 Other Consideration.

            (a) The Purchasers shall deliver to the Company, at the Closing, four Notes.

            (b) At the Closing, Purchaser will enter into an Employment Agreement with each of Dennis Normandin, Peter Normandin, Mark Normandin and David Normandin, in the form attached as Appendix 3.2(b).

            (c) The Purchasers shall deliver to the Company any Additional Notes provided for in Section 7.8.

      3.3 Purchase Price Adjustments. (a) The cash consideration payable at Closing shall be reduced by the following amounts:

                  (i) an amount (the "Prepaid Contracts Adjustment") equal to the amount by which (A) the total amounts billed and received by the Company for all items of work-in-progress exceeds (B) the sum of the products of (I) the total amount to be received by the Company pursuant to the contract relating to each such item multiplied by
            (II) the percentage of completion of such contract, which shall be the best indication of percentage of completion in order to comply with generally accepted accounting principles and in a manner consistent with the Financial Statements; and

                  (ii) an amount (the "Net Book Value Adjustment") equal to the amount by which five million eight hundred five thousand dollars ($5,805,000) exceeds the Adjusted Net Book Value.

"Adjusted Net Book Value" means the book value of the Acquired Assets plus the Prepaid Contracts Adjustment less (i) the book value of the Addition and (ii) the Assumed Liabilities. The calculations required to determine the foregoing adjustments shall be made in accordance with the "Analysis of Adjustments" format set forth as Appendix 3.3(a), and in manner consistent with the example set forth as Appendix 3.3(b); it being understood and agreed that, if the actual financial condition of the Company as of the Closing is the same as the projected financial condition of the Company set forth in Appendix 3.3(b) (as to which projections, no representation or assurance is or shall be deemed made or given), then the cash purchase price at Closing shall equal the amount set forth for such line in Appendix 3.3(b). The Analysis of Adjustments shall be prepared and delivered to the Purchasers by the Sellers three business days prior to the Closing Date.


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

      (b) Within sixty days following the Closing Date, Purchaser shall prepare (in a manner consistent with the Adjusted December 31, 1998 Balance Sheet, including the adjustments referred to therein as "Owner's Adjustments") and deliver to the Company a statement of financial condition of the Business, which shall include a calculation of Adjusted Net Book Value, as of the time immediately after the Closing (the "Closing Date Balance Sheet"). Unless the Company notifies Purchaser in writing within thirty days after receipt of the Closing Date Balance Sheet that the Company objects to the calculation of the Adjusted Net Book Value in such Closing Date Balance Sheet, and specifies in reasonable detail the basis for such objection and the amount in dispute (the "Notice of Objection"), the Closing Date Balance Sheet shall become final and binding upon the parties for purposes of this Section 3.3. During the thirty day period following the Company's receipt of the Closing Date Balance Sheet, the Company and its representatives shall have the right to review all books and working papers of Purchaser and its accountants related to the preparation of the Closing Date Balance Sheet. If the Company provides such Notice of Objection to Purchaser within such thirty day period, the Company and Purchaser shall negotiate in good faith to resolve the issues set forth in the Notice of Objection, during the thirty day period following Purchaser's receipt thereof. During such thirty day period, the Company and its representatives shall have the right to review all the working papers of Purchaser and its accountants related to the Notice of Objection, the calculations therein and the bases therefor. If the Company and Purchaser are unable to resolve such objections within such thirty day period, the disputed matters shall be submitted to a public accounting firm mutually agreed upon by the Company and Purchaser or, if the Company and Purchaser are unable to so agree within ten days after the end of such thirty day period, then the Company and Purchaser shall each select such a firm and such firms shall jointly select a third firm to resolve the disputed matters. The decision of the accounting firm shall be made by a writing delivered to the Company and Purchaser, which writing shall contain a certification that the accounting firm made its determination in conformity with the provisions of this Agreement; and such decision with respect to the disputed matters shall be final and binding on the parties. The fees, costs and expenses of the accounting firm retained to resolve any such dispute shall be borne equally by the Company and Purchaser.

      (c) If the final Closing Date Balance Sheet shall disclose that Adjusted Net Book Value is less than five million eight hundred five thousand dollars ($5,805,000) (after taking into account any adjustments pursuant to Section 3.3(a)), then the principal amount of each Note shall be reduced (with retroactive effect to the time of Closing) by one-fourth of the difference between five million eight hundred five thousand dollars ($5,805,000) and the Adjusted Net Book Value. In the event that (i) pursuant to Section 3.3(a)(ii) there has been a reduction in the cash consideration payable at the Closing in the amount of the Net Book Value Adjustment, and (ii) the final Closing Date Balance Sheet shall disclose that the Adjusted Net Book Value exceeds the preliminary Adjusted Net Book Value (determined at the Closing and on the basis of which the Net Book Value Adjustment was calculated), then the principal amount of each Note shall be increased (with retroactive effect to the time of Closing) by one-fourth of the amount by which
(X) the Adjusted Net Book Value as shown on such final Closing Date Balance Sheet exceeds (Y) the preliminary Net Book Value as determined at the Closing; provided, however, that in no event shall the aggregate amount of such increases exceed the amount of the Net Book Value Adjustment.

      3.4 Allocation of Consideration for Tax Purposes. The parties agree to allocate the consideration paid pursuant to this Agreement in the manner and in accordance with the values specified in Appendix 3.4 for tax purposes. None of the parties shall, at any time hereafter, in any tax or information return filed with any state or federal agency or in any audit, other tax proceeding or otherwise, take a position which is contrary to such allocation.

      4. CLOSING

      4.1 Closing and Closing Date. Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Posternak, Blankstein & Lund, L.L.P. ("Sellers' Counsel") at 10:00 A.M. (local time), on June 15, 1999, or at such later date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the "Closing Date"). The Purchasers may extend the Closing Date through June 30, 1999 (or any earlier date) by giving notice to the Sellers not later than June 8, 1999 and by placing a deposit (the "Deposit") of two hundred thousand dollars ($200,000) in escrow with Sellers' Counsel pursuant to an escrow agreement in the form attached as Appendix 4.1(a). All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated. The actions and documents necessary or contemplated for the consummation of the transactions contemplated by this Agreement are set forth in the form of Closing Memorandum attached hereto as Appendix 4.1(b).

      5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      As an inducement to the Purchasers to enter into this Agreement and perform their obligations hereunder, the Sellers and Shareholders jointly and severally hereby represent and warrant to the Purchasers as follows:

      5.1 Organization, Good Standing, Power, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own the Acquired Assets owned by it and to carry on the operations of the Business as presently being conducted by it. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions listed on Exhibit 5.1, which are all the jurisdictions in which the nature of the activities of the Business conducted or the character of the Acquired Assets owned, used or held for use therein require such qualification or licensing and the failure to be so qualified or licensed would adversely affect in any material respect the continuing conduct of the Business as heretofore conducted or the value of the Acquired Assets. Five N is a general partnership validly existing under the laws of Massachusetts and has the requisite partnership power and authority to own the Acquired Assets owned by it.

      5.2 Accuracy of Information. None of the information which has been or may be furnished by the Sellers or the Shareholders or any of their representatives to Purchaser or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of the Sellers or the Shareholders in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

      5.3 Articles of Organization and By-Laws; Partnership Agreement. The Articles of Organization of the Company, the By-Laws of the Company and the Partnership Agreement of Five N are in full force and effect.

      5.4 Subsidiaries, Divisions and Affiliates. Except as set forth on Exhibit 5.4, there are no subsidiaries, divisions or Affiliates of the Company. Except as set forth on Exhibit 5.4, the Business has been conducted solely by the Company and not through any Affiliate, joint venture or other entity, person or under any other name.

      5.5 Equity Investments. Except as set forth in Exhibit 5.5, the Company does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

      5.6 Authorization of Agreement. The Company has all corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and certificates to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Shareholders, and the execution and delivery of the other agreements, instruments and certificates to be executed and delivered pursuant hereto and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate and partnership action on the part of the Sellers and the Shareholders. This Agreement has been duly executed and delivered by the Sellers and the Shareholders and constitutes, and each other agreement, instrument and certificate to be executed and delivered pursuant hereto when duly executed and delivered by the Sellers and the Shareholders party thereto will constitute, legal, valid and binding obligations of each Seller or Shareholder party thereto enforceable against it or him in accordance with their terms.

      5.7 Effect of Agreement. Except as set forth in Exhibit 5.7, the execution, delivery and performance of this Agreement by the Sellers and the Shareholders and the consummation by the Sellers and the Shareholders of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of the Articles of Organization or By-laws of the Company, the Partnership Agreement of Five N, or any law, statute, rule, regulation or executive order to which any of the Sellers or the Shareholders are subject; (b) violate any judgment, order, writ or decree of any court applicable to any of the Sellers or the Shareholders; or
(c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Acquired Assets pursuant to, any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Commitments, to which any of the Sellers or the Shareholders are a party or by which any of the Acquired Assets is or may be bound or affected or from which the Company derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the Business or any of the Acquired Assets.

      5.8 Restrictions. Except as otherwise disclosed in this Agreement, none of the Sellers or the Shareholders is a party to any contract, commitment or agreement, nor are Acquired Assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business or any of the Acquired Assets.

      5.9 Governmental and Other Consents. No consent, authorization or approval of, or exemption by, any Governmental Authority is required in connection with the execution, delivery and performance by the Sellers or the Shareholders of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated, provided that no representation or warranty is made with respect to the requirement of filing a notification under the "HSR Act" (as defined herein).

      5.10 Financial Statements. The Financial Statements (a) have been prepared in accordance with the books and records of the Company and generally accepted accounting principles and practices consistently applied and (b) are accurate and complete presentations of the financial position of the Company at their respective dates and the results of operations and cash flows for the respective periods covered thereby. All items that could have a material adverse effect on the willingness of a prospective purchaser to acquire the Company have been disclosed in the Exhibits to this Agreement. There are no Assumed Liabilities or other liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability, other than: (i) liabilities as and to the extent fully reflected or reserved for on the Adjusted December 31, 1998 Balance Sheet; (ii) liabilities for payment or performance under the terms of the Commitments; and (iii) liabilities incurred since December 31, 1998 in the ordinary course of business.

      5.11 Absence of Certain Changes or Events. Except as set forth in Exhibit 5.11, since December 31, 1998, the Sellers have not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, the financial condition, results of operations or business of the Company or the value of the Acquired Assets; (b) incurred damage to or destruction of any material Acquired Asset or material portion of the Acquired Assets, whether or not covered by insurance; (c) incurred any material obligation or liability (fixed or contingent) except (i) current trade or business obligations incurred in the ordinary course of business, none of which were entered into for grossly inadequate consideration, (ii) obligations or liabilities under the Commitments to the extent required thereby, and (iii) obligations and liabilities under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of fifty thousand dollars ($50,000), except contracts and commitments relating to the Addition; (e) mortgaged, pledged or subjected to lien or any other encumbrance any of the Acquired Assets; (f) sold, transferred or leased any material Acquired Asset or material portion of the Acquired Assets, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (h) amended or terminated any of the contracts, agreements, leases or arrangements which otherwise would have been set forth on Exhibit 5.15(a) hereto; (i) waived or released any other rights of material value; or (j) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Acquired Assets or the Business.

      5.12 Title to Acquired Assets; Absence of Liens and Encumbrances. (a) The Sellers have good title to, and own outright, the Acquired Assets, which include substantially all of the Company's assets reflected in the Adjusted December 31, 1998 Balance Sheet (except as sold, used or otherwise disposed of in the ordinary course of business and except with respect to the Real Property, as to which this representation is made to Sellers' and Shareholders' Knowledge), free and clear of all mortgages, liens, charges, claims, security interests, restrictions on use or transfer, defects as to title, or other encumbrances, except the encumbrances set forth on Exhibit 5.12 (the "Permitted Encumbrances" and any liens to be satisfied and discharged prior to or at the Closing); and (b) subject to Section 8.2, at the Closing, the Sellers will transfer good and marketable title to all Acquired Assets, free and clear of all mortgages, liens, charges, claims, security interests, restrictions on use or transfer, defects as to title, or other encumbrances, except the Permitted Encumbrances. The leases and other agreements or instruments under which the Sellers hold, lease or are entitled to the use of any real or personal property included in the Acquired Assets are in full force and effect and all rentals, royalties or other payments accruing thereunder have been duly paid. The Sellers enjoy peaceable and undisturbed possession under all such leases, other agreements and instruments. All Acquired Assets (except the Real Property, as to which this representation is made to Sellers' and Shareholders' Knowledge) are in material conformance with all applicable zoning and other laws, ordinances, rules and regulations, and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Sellers.

      5.13 Equipment. Exhibit 5.13 lists, as of March 31, 1999, all of the Equipment (in excess of a fair market value of $3,000), indicating for each piece of Equipment whether it is owned or leased, whether it is part of the Addition and setting forth where it is located. Except as set forth in Exhibit 5.13, the Equipment includes all of the items of equipment, tooling, fixturing and machinery owned by the Company and located within the Company's premises. No item of tooling or fixturing loaned or supplied to the Company by a customer is necessary, or utilized by the Company, for any purpose, other than for producing products for such customer. Except as set forth on Exhibit 5.13, all of the Equipment (a) has been maintained in accordance with industry standards and generally has been suitable to the Company for the uses for which it was designed or has been employed by the Company and (b) as of the date of its installation, conformed in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use, as the same were then in effect. The Sellers have not, through modification, alteration or otherwise, caused any Equipment to cease to conform in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use.

      5.14 Insurance. There are no outstanding or unsatisfied written requirements or verbal recommendations imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Acquired Assets, or by any Governmental Authority requiring or recommending that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Acquired Assets. The Company carries, and (with respect to any period for which a claim against the Company may still arise) has always carried product liability insurance, worker's compensation insurance in reasonable amounts, and other insurance which is reasonably necessary to the conduct of the Company's business. Exhibit 5.14 hereto sets forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Acquired Assets, the Business or the executive officers of the Company, and their respective annual premiums (as of the last renewal or purchase of new insurance) and (b) for the five-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Acquired Assets or relating to the business or products of the Company which in the aggregate are in excess or ten thousand dollars ($10,000) and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which in the aggregate are in excess of ten thousand dollars ($10,000). Except as set forth on Exhibit 5.14, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no pending or threatened terminations or premiums increases with respect to any of such policies or bonds and there is no condition or circumstance applicable to the Business, other than the sale of the Acquired Assets pursuant to this Agreement, which may result in such termination or increase. The Company and the Acquired Assets are in compliance with all conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not have a material adverse affect on the Business or the Acquired Assets.

      5.15 Agreements, Arrangements, Etc.

      (a) Except as set forth on Exhibit 5.15(a) and except as relates to the Excluded Assets or Excluded Liabilities, none of the Sellers or the Shareholders is a party to, nor are the Sellers nor any of the Acquired Assets bound by, any of the following types of agreements, arrangements and contracts relating to the
Business:

            (i) any lease agreement (whether as lessor or lessee);

            (ii) any license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

            (iii) any employment or other contract or agreement with an employee or independent contractor which (A) may not be terminated without liability to the Company upon notice to the employee or independent contractor of not more than 30 days, or (B) provides payments (contingent or otherwise) of more than thirty thousand dollars ($30,000) per year (including all salary, bonuses and commissions);

            (iv) any agreement, contract or order with any buying agent, supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supplying or providing Acquired Assets or other goods to the Company, in each case in excess of twenty thousand dollars ($20,000);

            (v) any non-competition, secrecy or confidentiality agreements;

            (vi) any agreement or other arrangement for the sale of goods or services by the Company to any other person (including any Governmental Authority) in excess of fifty thousand dollars ($50,000);

            (vii) any agreement with any labor union;

            (viii) any agreement with any distributor, brokerage company, leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the Company's products to its customers;

            (ix) any joint venture or partnership agreement with any other person or entity (except the partnership agreement of Five N);

            (x) any agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

            (xi) any agreement with any bank or other person, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

            (xii) any agreement with any bank, finance company or similar organization which acquires from the Company receivables or contracts for sales on credit;

            (xiii) any agreement granting any person a lien, security interest or mortgage on any of the Acquired Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory;

            (xiv) any agreement for the incurrence of any capital expenditure in excess of twenty thousand dollars ($20,000);

            (xv) any advertising, publication or printing agreement;

            (xvi) any agreement which restricts the Company from doing business anywhere in the world;

            (xvii) any agreement giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid;

            (xviii) any agreement, arrangement or contract granting any right of first offer, right of first refusal or similar preferential right to purchase in respect of any of the Acquired Assets; or

            (xix) any other agreement or contract, not included in or expressly excluded from the terms of the foregoing clauses (i) through (xviii), materially affecting the Acquired Assets or the Business.

The copies of all Commitments delivered to the Purchasers by the Sellers are correct and complete.

      (b) Each of the Commitments is valid, in full force and effect and enforceable by the Sellers party thereto in accordance with its terms.

      (c) Except as set forth on Exhibit 5.15(a), the Sellers have fulfilled, or have taken all action reasonably necessary to enable them to fulfill when due, all of their obligations under the Commitments, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the Business or the Acquired Assets. There has not occurred, nor has the Company received any notice of, any default by the Sellers or any event which, with the lapse of time or the election of any person other than the Sellers, will become a default, nor has there occurred any default by others or any event which, with the lapse of time or the election of the Sellers, will become a default under any of the Commitments, except for such defaults, if any, which
(a) have not resulted and will not result in any material loss to or liability of the Company or (b) have been described on Exhibit 5.15(a). The Sellers are not in arrears in any material respect with respect to the performance or satisfaction of the terms or conditions to be performed or satisfied by them under any of the Commitments and no waiver or variance has been granted by any of the parties hereto.

      (d) Except as set forth on Exhibit 5.15(d), the assumption of the Commitments by Purchaser pursuant to this Agreement does not require the approval, consent or waiver of any of the other parties thereto and, with respect to any of the Commitments which do require the approval, consent or waiver of the other parties thereto, the Sellers will have obtained such approval, consent or waiver prior to the closing and has provided or will provide Purchaser with copies thereof.

      (e) Exhibit 5.15(e) sets forth a summary of the respective material terms of, and course of dealing under, each oral Commitment that (i) imposes monetary obligations (on a per Commitment basis) in excess of twenty thousand dollars ($20,000) or may not be fully performed (or terminated or canceled without penalty or further obligation) within 18 months from the date hereof and (ii) is related to the Business.

      5.16 Patents, Trademarks, Copyrights, Etc. Exhibit 5.16 sets forth, with respect to each Right which has been registered with a Governmental Authority or for which an application for such registration has been made, (i) the registered and beneficial owner and the expiration date thereof or the applicant therefor and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made thereunder. Except for rights owned by customers of the Company, the Rights constitute all copyrights, licenses, patents, trademarks, trademark rights, tradenames, service marks, service right marks, trade secrets, shop rights, know-how, proprietary processes, technical information, techniques, discoveries, designs, drawings and specifications necessary for the conduct of the Business, as currently conducted. None of the rights owned by customers of the Company and utilized by the Company is necessary for, or utilized by the Company for, any purpose other than in connection with manufacturing of products for such customer. The Sellers have not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and have the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights. Neither the Rights nor the use thereof by the Company has been nor is the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. Except as set forth on
Exhibit 5.16, the conduct of the Business and the use of the Acquired Assets does not and will not conflict with, or infringe, legally enforceable rights of third parties. To the Knowledge of the Sellers, the Rights have not been used, and no use is now being made, by any entity except the Company. Except as set forth on Exhibit 5.16, there is no infringement of any Right.

      5.17 Permits, Licenses, Security Clearances, Etc. Exhibit 5.17 sets forth a list of each material Permit, together with the name of the Governmental Authority issuing such Permit. Such Permits are valid and in full force and effect and, except as set forth in Exhibit 5.17, are transferable by the Sellers, and none of such Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Upon consummation of such transactions, except as set forth in Exhibit 5.17, Purchaser will have all of the right, title and interest of the Sellers in the Permits.

      5.18 Compliance with Applicable Laws. The conduct by the Sellers of the Business does not violate or infringe, and there is no basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Occupational Safety and Health Act, the National Environmental Policy Act and the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations) currently in effect, except in each case for violations or infringements which do not and will not, individually or in the aggregate, have a material adverse affect on the Acquired Assets or the Business. The Sellers are not in default under any governmental or administrative registration, membership or license issued to them, under any governmental or administrative order or demand directed to them, or with respect to any order, writ, injunction or decree of any court which, in any case, materially adversely affects the financial condition, results of operations or business of the Company or the value of the Acquired Assets.

      5.19 Litigation. Except as set forth on Exhibit 5.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or threatened in writing, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or materially affecting (directly or indirectly, including by way of indemnification) the Business or any of the Acquired Assets, or the transactions contemplated by this Agreement; nor are any facts known to the Company, which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which may have any adverse effect, individually or in the aggregate in excess of ten thousand dollars ($10,000) upon the Business, the value of the Acquired Assets or the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Company or any of the Acquired Assets are subject. Neither the Company, the Shareholders nor any current officer, director, partner or employee of the Company or any Affiliate of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any Governmental Authority from engaging in or continuing any conduct or practice in connection with the Business.

      5.20 No Interest in Competitors. Set forth on Exhibit 5.20 is a list describing the extent to which the Company, the Shareholders or any other officer or director of the Company or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of or participant in (but only to the extent such a participation exceeds one percent), or consultant to any corporation, partnership, limited partnership, joint venture, association or other entity which is a competitor, supplier or customer of the Company or has any type of business or professional relationship with the Company.

      5.21 Customers, Suppliers, Distributors and Agents. The Sellers have no Knowledge that any customer, client, distributor, supplier or any other person or entity with material business dealings with the Business and relating to the Acquired Assets will terminate or substantially reduce the extent of such relationship at any time prior to or after the Closing Date. Except for common public information, the Company has no Knowledge of (1) any other existing or contemplated modification or change in the business relationship of the Company with, or (2) any existing condition or state of facts which has affected adversely, will adversely affect (in more than a minimal manner), or has a reasonable likelihood of adversely affecting the business of the Company with its customers, clients, suppliers or other persons or entities with material business dealings with the Company or which has prevented or will prevent such business from being carried on by Purchaser after the Closing in essentially the same manner as it is currently carried on by the Company. Exhibit 5.21 sets forth as to the Company (a) the twenty largest (in dollar value) purchasers of its goods and/or services and (b) the twenty largest (in dollar value) providers of goods and/or services to it, in each case with respect to each of the fiscal years ended December 31, 1998 and 1997.

      5.22 Books and Records. The books of account and other financial and corporate records of the Company are in all material respects complete, correct and up to date.

      5.23 Employees. Exhibit 5.23 sets forth a correct and complete list as of March 31, 1999 of all individuals employed as common law employees by the Company in the conduct of the Business (each, an "Employee"), their date of hire, their present position, rate of compensation (including cash and non-cash compensation) and accrued vacation (such Exhibit being subject to change between the date hereof and the Closing Date as a result of changes in the ordinary course of business). Except as set forth in Exhibit 5.23, there are no Employees who are on disability or not actively at work performing services for the Business as of the date hereof. Except as disclosed on Exhibit 5.23, the Company has no liabilities with respect to any independent contractors (or any individual characterized by the Company as an independent contractor, whether or not such individual is subsequently characterized as a common law employee of the Company by a Governmental Authority) who perform or have performed services for the Company in connection with the Business under any Employee Benefit Plans or other benefit arrangement of any kind whatsoever or under any laws or regulations applicable to the Business, including any liabilities under any labor, employment or tax laws or regulations or imposed by common law.

      5.24 Employee Benefit Plans. Except as described in Exhibit 5.24, the Company does not maintain or have any obligation to contribute to any hospitalization, health insurance, pension, retirement, profit sharing, stock option or similar plans. Exhibit 5.24 sets forth a correct and complete list of each and every employee benefit plan, including each pension, profit sharing, stock bonus, bonus, deferred compensation, severance, stock option or purchase plan, or other retirement plan, policy, agreement or arrangement, whether written or oral, covering Employees, former employees or any director of the Company (the "Employee Benefit Plans") at the Closing or at any time within the five (5) year period prior to the Closing, including, but not limited to, an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company has delivered to Purchaser complete and accurate copies of (i) all Employee Benefit Plans and all amendments thereto; (ii) the trust instrument or insurance contract, if any, forming a part of the plans, and all amendments thereto; (iii) the most recent and preceding year's Internal Revenue Service Form 5500 and all schedules thereto for each Employee Benefit Plan required to file such Form; (iv) the most recent Internal Revenue Service determination letter for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code, or if no letter has been issued, any pending application to the Internal Revenue Service for a determination letter regarding qualified tax-status; (v) any bond required by Section 412 of ERISA; (vi) the current summary plan description of each Employee Benefit Plan subject to ERISA or any other similar descriptive materials, and (vii) the most recent accountings with respect to any Employee Benefit Plan funded through a trust. To the Sellers' Knowledge, the Company has substantially complied with all of the rules and regulations governing each of the Employee Benefit Plans, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Plans Guaranty Corporation ("PBGC"), and each of the Employee Benefit Plans now in existence has since its inception been operated, in all material respects, in accordance with its provisions and is in substantial compliance with such rules and regulations. To the Sellers' Knowledge, neither the Company, the Shareholders nor any Employee Benefit Plans maintained by the Company or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, that could result in a tax or penalty in any material amount, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans that could result in any material liability, and the Sellers do not have any Knowledge that any other person has not substantially complied with these rules and regulations. Neither the Company nor any other corporation or organization controlled by or under common control with the Company within the meaning of
Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA. No transaction contemplated by this Agreement will result in material liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Purchaser or any corporation or organization controlled by or under common control with Purchaser within the meaning of Section 4001 of ERISA. The Company has not received any written notice of any pending or threatened claims (other than routine claims for benefits) by or on behalf of any Employee Benefit Plan, by any person covered thereby or any regulatory agency, which allege violations of law which could reasonably be expected to result in material liability to the Purchasers. No Company securities, real property or other property of the Company or any Shareholder is included in the assets of any Employee Benefit Plan. All contributions and other payments required to be made by the Company to any Employee Benefit Plan with respect to any period prior to and including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been reflected in the Financial Statements attached as Exhibit 5.10.

      5.25 Powers of Attorney. No person has any power of attorney to act on behalf of the Company in connection with any of the Company's properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

      5.26 Sufficiency of Acquired Assets. The Acquired Assets constitute, and on the Closing Date will constitute, all of the assets and property of the Business, except for the Excluded Assets. There are no assets, properties or other rights, other than the Acquired Assets, that are used in or are necessary to the Business, except for the Excluded Assets, and except for tooling and fixtures supplied to the Company by customers, which is not owned or leased by the Company but is from time to time located within the Company's premises and used in connection with the Business.

      5.27 Labor Disputes, Unfair Labor Practices. The Company is not engaged in any labor practice which would have a material adverse affect on the Acquired Assets or the Business. There is no pending or affirmatively threatened (i) unfair labor practice complaint, charge, labor dispute, strike, slowdown, walkout or work stoppage before the National Labor Relations Board or any other authority or (ii) grievance or arbitration proceeding arising out of or under a collective bargaining agreement involving employees of the Company. There have been no strikes, labor disputes, slow-downs, walkouts, or work stoppages involving employees of the Company during the last five (5) years. Union representation of employees of the Company exists only as set forth on Exhibit
5.27. The Company has not received notice from any of its employees of such employee's intent to terminate his or her employment or bring any action against the Company for any reason related to the transactions contemplated by this Agreement or for any other reason.

      5.28 Past Due Obligations. Except as set forth in Exhibit 5.28, no past due obligations of the Sellers over $5,000 have given rise or shall give rise within 5 days after the Closing Date (except as such will be performed by the Sellers prior to the Closing so as to relieve the Purchasers of all liability therefor) to any additional liability to the Purchasers on account of their being past due.

      5.29 Environmental Matters.

      (a) Except as set forth on Exhibit 5.29, (i) the Sellers have secured, and to their Knowledge are in material compliance with, all environmental permits material to the Business, all of which are freely transferable under the circumstances of the transactions contemplated hereby; (ii) to their Knowledge the Sellers are in material compliance with all environmental laws, regulations and orders applicable to the Business, including all laws, regulations and orders governing or relating to asbestos removal and abatement; (iii) to the Knowledge of the Sellers and the Shareholders, the Company has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or petroleum products to or at any location other than a site then lawfully permitted to receive such Hazardous Substances or petroleum products for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations nor has the Company disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or petroleum products upon property owned or leased by it in contravention of any applicable laws or regulations; (iv) to the Knowledge of the Sellers and the Shareholders, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance or petroleum products on, into or beneath the surface of any parcel of real property in which the Company has an ownership interest or any leasehold interest in contravention of any applicable laws or regulations; (v) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance or petroleum products to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been placed on the National Priorities List; (vi) the Sellers have not received notice and the Sellers have no Knowledge of any facts which could give rise to any substantive notice, that any of the Sellers is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or notice of any other Environmental Claim; (vii) the Company has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind relating to Hazardous Substances at the request of any federal, state or local governmental entity, or at the request of any other person or entity; (viii) the Sellers have not entered into or agreed to any currently effective court decree or order, and the Sellers are not subject to any currently effective judgment, decree or order relating to compliance with any environmental law or to investigation or cleanup of a Hazardous Substance under any environmental law; (ix) no lien has been attached, asserted, or to the Knowledge of the Sellers, threatened to or against the Acquired Assets pursuant to any environmental law; (x) there are no licenses, permits or government orders relating to an Environmental Condition requiring any repairs, construction or capital expenditures with respect to the assets or properties of the Company; and (xi) there are no underground storage tanks on, under or about the Real Property or any property owned, operated or leased by the Company and any former underground tanks on such property have been removed in accordance with all applicable environmental laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

      (b) For the purposes of this Agreement: (i) "Environmental Claim" shall mean any written demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding which asserts that an Environmental Condition constitutes a violation of any statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or Release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance, prior to Closing Date in each case in contravention of any applicable laws or regulations; (ii)

"Environmental Condition" shall mean the presence on any real property during the period from the date such real property was first owned, leased or used by the Company to the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any Hazardous Substance arising out of or otherwise related to the operations or other activities of the Company or of any predecessor of the Company, conducted or undertaken prior to the Closing Date, and in each case in contravention of any applicable laws or regulations; (iii) "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as applicable on the Closing Date, and shall include any additional substances designated under Section 102(a) thereof prior to the Closing Date; and (iv) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment in each case in contravention of any applicable laws or regulations.

      5.30 Tax and Other Returns and Reports. The Company has timely filed or will file all Tax Returns and information returns required to be filed by the Company and has paid or will pay prior to the Closing Date all Taxes due for all periods ended on or before December 31, 1998. The Shareholders have timely filed or will file all Tax Returns and information returns required to be filed by them with respect to the Company and have paid or will pay prior to the Closing Date all Taxes due for all periods ended on or before December 31, 1998. Adequate provision has been made in the books and records of the Company and in the Financial Statements for all Taxes whether or not due and payable and whether or not disputed. Exhibit 5.30(a) lists the date or dates from and after January 1, 1990 through which any Governmental Authority has examined any Tax Return of the Company. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate and in all material respects. Except as set forth in Exhibit 5.30(b), no Governmental Authority has, during the past three years, examined or is in the process of examining any Tax Returns of the Company. Except as set forth on Exhibit 5.30(c), no Governmental Authority has proposed (tentatively or definitively), asserted or assessed or threatened to propose or assert, any deficiency, assessment, lien, or other claim for Taxes and there would be no basis for any such delinquency, assessment, lien or claim. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Company or with respect to any Tax Return filed or to be filed by the Company. The Company has properly and timely elected under Section 1362 of the Code, and under each analogous or similar provision of state and local law in each jurisdiction where the Company is required to file a Tax Return, to be treated as an "S" corporation for all taxable periods since November 1, 1991. With the exception of the Permitted Encumbrances, the Sellers shall promptly cause the discharge of any lien on the

Acquired Assets which may arise from a Tax obligation of the Company existing prior to the Closing Date. There has not been any voluntary or involuntary termination or revocation of any such election. The copies of the Tax Returns for the tax years ended December 31, 1997 and 1996 provided by the Company to Purchaser are complete and correct.

      5.31 Certain Tax Definitions. For purposes of this Agreement, the term "Taxes" means all taxes, including without limitation all Federal, state, local, foreign and other income, franchise, sales, use, property, payroll, withholding, environmental, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest, and any contractual or other obligation to indemnify or reimburse any person with respect to any such assessment. For purposes of this Agreement, the term "Tax Return" shall mean any report, statement, return, declaration of estimated tax or other information required to be supplied by or on behalf of the Company to a taxing authority in connection with Taxes, or with respect to grants of tax exemption, including any consolidated, combined, unitary, joint or other return filed by any person that properly includes the income, deductions or other tax information concerning the Company.

      5.32 Recent Dividends and Other Distributions. Except for (i) a distribution in the aggregate amount of two hundred eighty thousand dollars ($280,000) paid to the Shareholders on January 13, 1999 and (ii) a distribution in the aggregate amount of one million dollars ($1,000,000) paid to the Shareholders on April 12, 1999, there has been no dividend or other distribution of assets or securities whether consisting or money, property or any other thing of value, declared, issued or paid by the Company to or for the benefit of the Shareholders subsequent to the date of the most recent Financial Statements,

      5.33 Inventory. The inventories set forth in the Adjusted December 31, 1998 Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently applied by the Sellers, and did not include any items owned by any person other than the Company. Since December 31, 1998 the inventories related to the Business have been maintained in the ordinary course of business. All of the inventory recorded on the Adjusted December 31, 1998 Balance Sheet (net of reserves reflected therein) consists of items of a quality useable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Business in accordance with past practice. Inventory other than raw stock in useable condition shall not be considered "useable and saleable" if such Inventory has been held in the Business for more than 12 months (determined for purposes hereof on a first in-first out basis) unless the Company actually utilizes such inventory. Exhibit 5.33 sets forth, as of March 31, 1999, with respect to each item of work-in-progress having a contract price in excess of two hundred thousand dollars ($200,000), the following information, as of the date of this Agreement: (i) the total amount to be received by the Company pursuant to the contract relating to such item; (ii) the total amounts already billed and received by the Company pursuant to the contract relating to such item; (iii) the total anticipated cost to the Company to perform its obligations under the contract; (iv) the total cost incurred by the Company to date in performing its obligations under the contract; (v) the percentage of completion of such contract, which shall be the best indication of percentage of completion in order to comply with generally accepted accounting principles and in a manner consistent with the Financial Statements; (vi) the total amount of cumulative revenue, and the total amount of cost, recognized to date with respect to such contract, and (vii) the total amount of revenue, and the total amount of cost, recognized with respect to such contract during the relevant accounting period.

      5.34 Purchase and Sale Obligations. All purchase and sales orders and all other commitments for purchase and sales orders made by or on behalf of the Company have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, the Shareholders shall deliver to Purchaser a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than ten (10) days prior to the Closing.

      5.35 Accounts Receivable and Accounts Payable. All of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and the accounts receivable are not and will not be subject to any recoupments, set-offs or counter-claims, except to the extent provided for in the Adjusted December 31, 1998 Balance Sheet. Exhibit 5.35 sets forth a true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof.

      5.36 Investment Representation. The Company and the Shareholders acknowledge and agree that the Notes have not been, and the CCC Shares, when issued upon conversion of the Notes, will not have been, registered under the Securities Act of 1933 (the "Securities Act") or qualified under any applicable state securities laws, on the ground that the issuance of the Notes to the Company is, and the issuance of the CCC Shares to the holders of the Notes will be, exempt from the registration and prospectus delivery requirements of the Securities Act and from qualification under any applicable state securities laws, and that such exemptions are based on the representations and warranties of the Company and the Shareholders made herein. The Company is acquiring the Notes for its own account and the account of the Shareholders, and not for that of any other persons, and without a view to or in connection with any distribution of the Notes or the CCC Shares which is proscribed by the Securities Act or in violation of any applicable state securities laws.

      Neither the Company nor any Shareholder shall offer, sell or otherwise dispose of any Note or the CCC Shares except in conformity with Rule 144 of the Securities and Exchange Commission or pursuant to a registration statement under the Securities Act and qualification under applicable state securities laws or pursuant to an opinion of counsel satisfactory to CCC that such registration and qualification is not required. The Company and the Shareholders acknowledge and agree that the certificate or certificates representing the CCC Shares shall be endorsed with a restrictive legend in accordance with this Section 5.36.

      The Company shall notify CCC in advance of any proposed offer, sale, transfer, pledge, hypothecation or other disposition of the Note and the CCC Shares (other than a disposition in conformity with Rule 144 of the Securities and Exchange Commission or pursuant to a registration statement under the Securities Act), and CCC may require as a condition precedent to such disposition that the proposed transferee first deliver to CCC an investment agreement with respect to the Note and the CCC Shares containing substantially the agreements, representations and warranties set forth in this Section 5.36.

      5.37 Year 2000. To the Sellers' Knowledge the computer software which is material to the conduct of the Business is capable of recording, storing, processing and presenting calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999.

      5.38 Addition. The amount expended through March 31, 1999 in the construction of the Addition and the acquisition of the Equipment therefor does not exceed two million nine hundred seventy seven thousand dollars ($2,977,000).

      6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      The Purchasers hereby jointly and severally represent and warrant to the Sellers as follows, each of which representation and warranty shall be true as of the Closing Date:

      6.1 Organization. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

      6.2 Authorization of Agreement. Each of the Purchasers has all corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and certificates to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchasers, and the execution and delivery of the other agreements, instruments and certificates to be executed and delivered pursuant hereto and the consummation of the transactions contemplated thereby have been authorized by all necessary corporate action on the part of the Purchasers. This Agreement has been duly executed and delivered by the Purchasers and constitutes, and each other agreement, instrument and certificate to be executed and delivered pursuant hereto when duly executed and delivered by the Purchasers will constitute, legal, valid and binding obligations of the Purchasers party thereto, enforceable against each of them in accordance with their terms.

      6.3 Effect of Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by the Purchasers will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which any of the Purchasers is subject; (b) violate any judgment, order, writ or decree of any court applicable to any of the Purchasers or (c) result in the breach of or conflict with any term, covenant, condition or provision of any corporate charter, by-law, commitment, contract or other agreement or instrument, to which any of the Purchasers is a party which breach or conflict described in this clause (c) would materially impair the ability of the Purchasers to perform their respective obligations hereunder.

      6.4 Litigation. To the Knowledge of the Purchasers, there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against any of them which, in their reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

      6.5 Accuracy of Information. None of the information which has been or may be furnished by the Purchasers or any of their representatives to the Sellers or any of their representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of any of the Purchasers in connection with the transactions contemplated hereby, does nor will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

      6.6 Financial Statements. The financial statements of Standard attached hereto as Exhibit 6.6 (a) have been prepared in accordance with the books and records of Standard and generally accepted accounting principles and practices consistently applied and (b) are accurate and complete presentations of the financial position of Standard at their respective dates and the results of operations and cash flows for the respective periods covered thereby.

      6.7 Material Adverse Change. Since December 31, 1998, there has not been any event, circumstance or condition that has had, or might reasonably have, a material adverse effect on Standard.

      6.8 Governmental and Other Consents. Except as set forth in Exhibit 6.8, as of the Closing Date, no consent, authorization or approval of, or exemption by, any Governmental Authority or any other person or entity will be required in connection with the execution, delivery and performance by the Purchasers of this Agreement or any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

      7. PRE-CLOSING COVENANTS OF THE SELLERS

      The Sellers hereby jointly and severally covenant and agree that the Sellers shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be:

      7.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as Purchaser may otherwise consent in writing, the Sellers shall:

            (a) operate the Business only in the usual, regular and ordinary manner, and use their best efforts to (i) preserve the present business organization of the Company intact, (ii) keep available the services of the present Employees, and (iii) preserve the current business relationships of the Company with customers, clients, suppliers, distributors and others having business dealings with it;

            (b) maintain the books, records and accounts of the Company in the usual, regular and ordinary manner, on the basis consistent with prior periods;

            (c) materially comply with all laws, rules and regulations applicable to the Company and to the conduct of its business;

            (d) satisfy the accounts payable of the Company in the usual, regular and ordinary manner, consistent with prior periods and without unusual aging;

            (e) perform all of the obligations of the Sellers without default, unless such default is of no significance to the Company and could have no adverse impact on the Acquired Assets or the Business;

            (f) neither (i) amend the Company's Articles of Organization or By-Laws; (ii) amend the Partnership Agreement of Five N; (iii) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (iv) change the character of the business of the Company;

            (g) neither (i) encumber, mortgage, or voluntarily subject to lien any of the existing Acquired Assets; (ii) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Acquired Assets (other than in the ordinary course of business), except that Five N is permitted to transfer the Real Property to the Company; (iii) convey, transfer or acquire any material Acquired Asset or property to, for or on behalf of the Company other than in the ordinary course of business; (iv) other than in the ordinary course of business, enter into any arrangement, agreement or undertaking with respect to any of the Employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such Employee; (vi) enter into any arrangement, agreement or undertaking, with respect to any of the Shareholders relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such Shareholder; nor (vii) incur any material fixed or contingent obligation or enter into any agreement, commitment, contract or other transaction or arrangement relating to the Business or the Acquired Assets except in the ordinary course of business;

            (h) except to the extent reflected in the Adjusted December 31, 1998 Balance Sheet or permitted by Section 7.8, including the Analysis of Adjustments contemplated thereby, not make any distributions or dividends, nor any changes to the capital structure of the Company; not agree to make or make any sales of its securities including the issuance of any additional capital stock or rights or options or contracts to acquire, or instruments convertible into, common stock;

            (i) neither modify, change or terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the Business or the Acquired Assets to any party except Purchaser; and

            (j) maintain insurance policies with respect to the Acquired Assets, the business and operation of the Business and its Employees at presently existing levels (and the proceeds of any such insurance policy relating to the Business shall, notwithstanding anything herein to the contrary, be included as part of the Acquired Assets, except to the extent such proceeds relate to any Excluded Assets).

Anything in this Section 7.1 notwithstanding, the Sellers shall have the right in their discretion to make all decisions and expenditures required to keep the Addition on schedule.

      7.2 Approvals, Consents and Further Assurances. The Sellers shall use their best efforts to obtain in writing as promptly as possible all approvals, consents and waivers set forth in Exhibit 5.15(d), and shall deliver to Purchaser copies, reasonably satisfactory in form and substance to counsel to Purchaser, of such approvals, consents and waivers. The Sellers shall also use their best efforts to assure that the other conditions set forth in Article 10 hereof are satisfied by the Closing Date. If requested by the Purchasers, the Sellers shall use their best efforts to cooperate with the Purchaser with respect to the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and to respond as promptly as practicable to any inquiries received from the

Federal Trade Commission and the Antitrust Division of the Department of Justice and any other applicable governmental bodies for additional information or documentation. Any filing fee relating to such notification shall be borne exclusively by the Purchasers.

      7.3 Access to Properties, Records, Suppliers, Agents, Etc. Subject to
Section 14.17(b), the Sellers shall give to Purchaser and to Purchaser's counsel, financiers, accountants and other representatives access to and copies of such of the Company's properties, personnel, books, tax returns, contracts, commitments and records as relate to the Acquired Assets, customers, employees, suppliers, agents and distributors of the Company; and shall furnish to Purchaser and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of the Company, if so requested) and financial and other information concerning such business, Acquired Assets, suppliers, agents, etc. as Purchaser or its representatives may from time to time request.

      7.4 Advice of Changes. If the Sellers become aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the Business or the Acquired Assets, such person shall promptly advise Purchaser in writing thereof.

      7.5 Conduct. Except as permitted or required hereby or as Purchaser may otherwise consent in writing, the Sellers shall not enter into any transaction or take any action which would result in any of the representations and warranties of the Sellers contained in this Agreement or in any Ancillary Document not being materially true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

      7.6 Employee Benefit Plans. Except for payment of the Company's current obligations, the Company shall neither incur any additional obligations or liabilities nor accelerate existing obligations or liabilities, including (i) all liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(1) of ERISA, (ii) all liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of the Company, and (iii) all liabilities of the Company for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA under each Employee Benefit Plan.

      7.7 Satisfaction of Conditions by the Sellers. The Sellers hereby jointly and severally covenant and agree with Purchaser that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, they shall use their best efforts to assure that the conditions set forth in Article 10 hereof are satisfied by the Closing Date.

      7.8 Permitted Distribution.

      (a) The Company shall be entitled to distribute to the Shareholders prior to or at the Closing an amount of cash (the "Permitted Distribution of 1999 Earnings") equal to the earnings from the ordinary operations of the Company, as calculated consistently with prior years without any change in accounting principles (except as required by the use of the percentage of completion method of accounting), for the period from January 1, 1999 through the end of the last full calendar month's operations ending prior to the Closing Date; provided, however, that if the Purchasers extend the Closing to a date after June 15, 1999 as permitted by Section 4.1, the Permitted Distribution of 1999 Earnings shall be calculated and distributed for the period from January 1, 1999 through the Closing Date as so extended. Should the cash of the Company at Closing (after withdrawal of cash in the amount of the Owner's Adjustment pursuant to the Adjusted December 31, 1998 Balance Sheet) be less than the Permitted Distribution of 1999 Earnings, as calculated pursuant to Appendix 3.3(a) (any such difference being referred to herein as the "Cash Distribution Shortfall"), the cash portion of the Purchase Price shall be increased by an amount equal to the Cash Distribution Shortfall; provided, that to the extent the Cash Distribution Shortfall exceeds one million dollars ($1,000,000), such excess shall not be paid in cash at Closing, but rather shall be reflected by four new promissory notes of Purchaser (the "Additional Notes"), each in an amount equal to one-fourth of the excess of the Cash Distribution Shortfall over one million dollars ($1,000,000). The Additional Notes will be on the same terms and conditions as the Notes, except that the maturity date shall be thirteen (13) months from the date of issue. In the event that the Adjusted Net Book Value is less than $5,805,000, the cash consideration payable at the Closing shall be reduced as provided in Section 3.3, and nothing in this Section 7.8 is intended to obviate or vitiate the necessity of making such reduction.

      (b) At the Closing, the Company shall deliver to Purchaser a certificate, signed by each of the Shareholders, stating that the Permitted Distribution of 1999 Earnings has been calculated in compliance with the Analysis of Adjustments, and setting forth in reasonable detail the calculations forming the basis for such statement.

      (c) The Company shall not terminate its Subchapter S election prior to the Closing Date. The Company and the Shareholders shall be responsible for paying federal, state and local income taxes on the Permitted Distribution of 1999 Earnings.

      7.9 Transfer of Insurance Policies. The Company shall use its commercially reasonable efforts, in accordance with instructions from the Purchasers, to either cause the insurance policies listed on Exhibit 5.14, or comparable policies, to be issued or reissued in the name of Purchaser effective at the Closing; provided, however, that this provision shall not be a condition to the Purchasers' obligation to consummate the transactions contemplated by this Agreement nor shall any failure to cause such transfer constitute a breach of this Agreement by Sellers or Shareholders.

      8. PRE-CLOSING COVENANTS OF THE PURCHASERS

      8.1 Satisfaction of Conditions by the Purchasers. The Purchasers hereby jointly and severally covenant and agree with the Sellers that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, the Purchasers shall cause the conditions set forth in
Article 11 hereof to be satisfied by the Closing Date.

      8.2 Title to Real Property. Prior to May 30, 1999, the Purchasers shall take all actions they deem appropriate to confirm the accuracy of the representation and warranties contained in Section 5.12(b) as they relate to the Real Estate and the Purchasers shall notify the Sellers of any purported inaccuracy no latter than such date. In the event that the Purchasers fail to object to any matters of record or matters which would be disclosed by an accurate survey of the Real Property complying with all so-called ALTA/ASCM standards by May 30, 1999, then all such matters shall be deemed conclusively to be Permitted Encumbrances; provided however, that the same shall not affect the right of the Purchasers to object to any new matters arising after the date that the Purchasers complete their title examination or the date of the survey, as applicable. In the event that the Purchasers reasonably object to any such matters prior to May 30, 1999, the Sellers shall use their commercially reasonable efforts to correct such matters. If the Sellers are unable to deliver title in conformance with the representations and warranties contained in
Section 5.12(b), then the Purchasers may, at their option, elect to terminate this Agreement pursuant to Section 14.2(x)(i) hereof, provided that such termination shall be without further recourse by the Purchasers against the Sellers and the Shareholders. As used in this Section 8.2, "commercially reasonable efforts" means that the Sellers shall remove all encumbrances which secure the payment of monetary obligations, but such efforts shall not require the Sellers in any event to (i) initiate litigation or (ii) expend any amounts in excess of twenty five thousand dollars ($25,000).

      9. POST-CLOSING COVENANTS

      9.1 Post-Closing Audit. Purchaser will deliver to the Company the Closing Date Balance Sheet in accordance with Section 3.3.

      9.2 Post-Closing Tax Returns. The Company timely will file all Tax Returns and information returns required to be filed by the Company, and pay all Taxes due, for the period from January 1, 1999 through the Closing.

      9.3 Further Assurances. After the Closing, the Sellers, at the request of Purchaser, shall execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.1, referred to herein collectively as the "Ancillary Documents") and take such other action as Purchaser may reasonably request (a) to transfer to and fully vest in Purchaser, and protect Purchaser's right, title and interest in and to all of the Company's right, title and interest in and to the Acquired Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement.

      9.4 Books and Records. Purchaser shall retain after the Closing Date all material books and records pertaining to the business of Company prior to the Closing for at least three years. After the Closing, the Sellers shall be entitled at all reasonable times and upon reasonable notice to Purchaser to have access to and to make copies of all such books and records to the extent necessary in connection with the preparation and filing of, or any audit of, the Company's or the Sellers' tax returns or any other matter related to an Excluded Liability. In the event Purchaser desires to destroy within seven years after Closing any of such books and records, Purchaser shall first give to Sellers thirty days prior written notice and the Sellers shall within thirty days of such notice have the right to remove and retain said books and records, and any books and records not so removed by the Sellers may thereafter be destroyed by Purchaser.

      9.5 Change of Name. Immediately following the Closing, the Company shall file in the Commonwealth of Massachusetts and in each other jurisdiction in which the Company is qualified to do business, all documents necessary to change the name of the Company to a new name which shall not include the word "Ranor" or any variation thereof.

      10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS

      The obligations of the Purchasers pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by the Purchasers in their discretion:

      10.1 Accuracy of Representations and Warranties. The representations and warranties of the Sellers and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except in the case of representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date.

      10.2 Performance of Agreements. The Sellers and the Shareholders shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement; and Purchaser shall have received a certificate to such effect signed by each of the Shareholders, an authorized officer of the Company and a general partner of Five N.

      10.3 Approvals and Consents. (a) The Company shall have obtained, and Purchaser shall have received copies of, all of the approvals, consents and waivers set forth in Exhibit 5.15(d), each of which approvals, consents and waivers shall be in full force and effect and reasonably satisfactory in form and substance to Purchaser and its counsel.

      (b) If the Company fails to obtain any such approval, consent or waiver and Purchaser waives such failure, then the Commitment for which such approval, consent or waiver is required shall be, if Purchaser so notifies the Company in writing prior to or at the Closing, an Excluded Asset and an Excluded Liability.

      10.4 Sellers' Certificate. Purchaser shall have received a certificate of all of the Shareholders, an authorized officer of the Company and a general partner of Five N, dated the Closing Date, satisfactory in form and substance to Purchaser and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 10.1 through 10.3, and (b) any changes that Purchaser is required to be notified of pursuant to Section 7.4, or that previously had not been disclosed to Purchaser.

      10.5 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, of Dennis Normandin, President of the Company, stating that he is not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the financial condition, business, operations, Acquired Assets, liabilities, management or prospects of the Company.

      10.6 Clerk's Certificate; Partnership Certificate. Purchaser shall have received (a) a certificate of the clerk of the Company, dated the Closing Date, satisfactory in form and substance to Purchaser and its counsel, certifying as to the Articles of Organization and by-laws of the Company, resolutions of the board of directors of the Company, the good standing of the Company and the signatures and incumbency of the officers of the Company executing this Agreement and all documents to be delivered by the Company at the Closing and
(b) a certificate of a general partner of Five N, dated the Closing Date, satisfactory in form and substance to Purchaser and its counsel, certifying as to the partnership agreement of Five N and the signatures and incumbency of the general partners of Five N executing this Agreement and all documents to be delivered by Five N at the Closing.

      10.7 No Material Adverse Change. The Company shall not have suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, have had or might reasonably be expected to have a material adverse effect on, the financial condition, results of operations or business of the Company or the value of the Acquired Assets.

      10.8 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to be taken or delivered by the Sellers or the Shareholders to carry out the transactions contemplated by this Agreement shall have been completed.

      10.9 Opinion of Counsel to the Company. Purchaser shall have received an opinion of Sellers' Counsel, addressed to Purchaser, dated the Closing Date, to the effect set forth in, and substantially in the form of, Appendix 10.9.

      10.10 Licenses, Permits, Consents, Etc. Purchaser shall have received evidence, in form and substance reasonably satisfactory to counsel for Purchaser, that such licenses, permits, consents, approvals, authorizations or orders of Governmental Authorities as are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the Business have been obtained.

      10.11 Bills of Sale. The Sellers shall have delivered to Purchaser general bills of sale, endorsements, consents, assignments, deeds and other good and sufficient instruments of transfer as Purchaser deems reasonably necessary and appropriate to vest in the Purchaser all of the right, title and interest of the Sellers in, to and under the Acquired Assets.

      10.12 Documentation of Rights. The Sellers shall have delivered, or will at Closing by virtue of the transfer of the Acquired Assets deliver, to Purchaser true and complete copies of all of the documentation held by the Sellers relating to each of the Rights.

      11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

      The obligations of the Sellers under this Agreement are subject to the satisfaction at the Closing of each of the following conditions.

      11.1 Accuracy of Representations and Warranties. All representations and warranties by the Purchasers in this Agreement shall be true as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and the Company shall have received a certificate to such effect signed by an authorized officer of each of the Purchasers.

      11.2 Performance of Agreements. The Purchasers shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

      11.3 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

      11.4 Opinion of Counsel to Purchaser. The Shareholders shall have received an opinion of Carter, Ledyard & Milburn, counsel to Purchaser, addressed to the Company, dated as of the Closing Date, to the effect set forth in, and substantially in the form, of Appendix 11.4.

      11.5 Absence of Proceedings. There shall not be in force or pending any claim, proceeding, action, order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing (or seeking to prevent) the consummation of the transactions contemplated by this Agreement.

      11.6 Compliance Certificate. The Shareholders shall have received a Compliance Certificate (as such term is defined in Appendix 1.20) dated as of a date not more than five business days before the Closing.

      11.7 Title Insurance. Purchaser shall have obtained an ALTA title insurance policy with respect to the Real Property providing coverage in an amount satisfactory to the Purchasers; provided, that such a title insurance policy shall not include exceptions for encumbrances which are materially greater than the encumbrances disclosed with respect to the Real Property on
Exhibit 5.12, unless such encumbrances were waived by the Purchasers pursuant to the to the provisions of Section 8.2.

      12. EMPLOYMENT MATTERS

      12.1 Employment with Purchaser. Purchaser agrees to offer employment immediately after the Closing to all Employees who, immediately prior to the Closing, are employed in the Business. Such offer of employment shall require that each such Employee accept Purchaser's normal employment practices in advance of or contemporaneously with the commencement of such Employee's employment by Purchaser and shall include provision for compensation which, with respect to each such Employee, is substantially comparable to the Employee's compensation (as explicitly set forth in Exhibit 5.23) in effect for such Employee as of the Closing Date. Those Employees who accept employment with Purchaser on such terms and conditions are hereinafter referred to as the "Transferred Employees." Purchaser may create and may change the conditions of employment of any Transferred Employee after the Closing Date; provided, however, that for at least one year following the Closing Date, Purchaser will use its reasonable efforts to offer to the Transferred Employees benefit plans substantially equivalent to the Employee Benefit Plans disclosed in Exhibit 5.24 and in effect immediately prior to the Closing. The Company and the Shareholders, jointly and severally, shall indemnify Purchaser, in the manner and subject to the limitations set forth in Article 13, from and against any and all employment-related claims of Transferred Employees (including claims for employment benefits) based on events or circumstances occurring on or before the Closing Date, except to the extent that such liabilities are accrued on the Closing Date Balance Sheet. Purchaser shall indemnify the Company, in the manner and subject to the limitations set forth in Article 13, from and against any and all employment-related claims of Transferred Employees (including severance claims by Transferred Employees actually severed by Purchaser at any time after the Closing) based on events or circumstances occurring after the Closing Date. Until the fifth anniversary of the Closing Date, the Company and the Shareholders shall not, directly or indirectly, solicit or offer employment to, or hire, any Transferred Employee (i) who is then an employee of Purchaser or
(ii) who has terminated such employment without the consent of Purchaser within one year of such solicitation or offer.

      13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      13.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Appendix hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of one year after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (a) the representations and warranties set forth in Section 5.12, which shall survive for the applicable statute of limitations; (b) the representations and warranties set forth in
Section 5.26, which shall survive for two years; (c) all representations and warranties herein relating to Taxes, which shall survive for a period equal to the applicable statute of limitations; (d) with respect to any claims arising from third parties, the representations and warranties herein shall survive for a period of two years; (e) with respect to any claim, written notice of which shall have been delivered to the party against which the claim is made, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled; and (f) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date, and (g) all representations and warranties relating to the Real Property shall not survive the Closing.

      13.2 Indemnification by the Sellers and the Shareholders. The Sellers and the Shareholders hereby jointly and severally covenant and agree with the Purchasers that, regardless of any investigation made at any time by or on behalf of the Purchasers or any information the Purchasers may have and, regardless of the Closing hereunder, but subject to the limitations set forth in Sections 13.1 and 13.6, the Sellers and the Shareholders shall indemnify the Purchasers and the directors, officers, employees and Affiliates of the Purchasers, and each of their successors and assigns, and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from (i) any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by any Seller made in this Agreement (including without limitation any Exhibit or Appendix hereto and any certificate or instrument delivered in connection herewith) or (ii) any suit, claim, action or proceeding described in Exhibit 5.19.

      13.3 Indemnification by the Purchasers. Subject to the limitations set forth in Sections 13.1 and 13.6, the Purchasers hereby jointly and severally covenant and agree with the Sellers and the Shareholders that the Purchasers shall indemnify the Sellers and the Shareholders and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or the nonfulfillment of any agreement, covenant or obligation by any of the Purchasers made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

      13.4 Right to Defend. If any party shall become aware of any claim or demand to which such party is entitled to indemnification pursuant to Section
13.2 or 13.3, the indemnifying parties shall be entitled to notice of and entitled (without prejudice to the right of any indemnified party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interest of the indemnified party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and an indemnified party, and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying parties has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 13, for all costs and expense incurred by it in connection therewith.

      13.5 Subrogation. If a party receives payment or other indemnification pursuant to Section 13.2 or 13.3, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the indemnified party may be entitled, to institute appropriate action for the recovery thereof, and the indemnified party agrees reasonably to assist and cooperate with the indemnifying party at no expense to the indemnified party in enforcing such rights.

      13.6 Certain Limitations. (a) The Sellers and the Shareholders shall not have any liability under this Agreement resulting from any misrepresentation, breaches of representations and warranties or non-fulfillment of any agreement, covenant or obligation except to the extent that the aggregate of all amounts for which the Sellers and the Shareholders, but for this Section 13.6, would be liable exceeds on a cumulative basis $265,000 (the "Threshold"). The Purchasers shall not have any liability under this Agreement resulting from any misrepresentation, breaches of representations and warranties or non-fulfillment of any agreement, covenant or obligation except to the extent that the aggregate of all amounts for which the Purchasers, but for this Section 13.6, would be liable exceeds on a cumulative basis the Threshold. For purposes of determining whether the Threshold has been met in respect of any matter to which it applies, the references in this Agreement to Knowledge or materiality (or the correlative meanings) shall be disregarded.

      (b) No liability shall be enforced on a claim to the extent of any insurance proceeds received by the party seeking indemnification (net of self-insured retention or deductible amounts including, but not limited to, any proceeds from title insurance coverage relating to the Real Property). If the party seeking indemnification receives any such insurance proceeds after a claim shall have been paid, the party seeking indemnification shall promptly return such payment to the extent of such insurance proceeds received. All amounts due under indemnification claims shall be net of all tax effects, including tax effects on indemnification payments. The Purchasers shall not be entitled to indemnification or damages with respect to any obligation, liability or matter to the extent reserves or accruals for such matters are included in the Adjusted December 31, 1998 Balance Sheet.

      (c) The aggregate amount of liability that the Sellers and the Shareholders may be required to indemnify the Purchasers for pursuant to Section 13.2, or pay to the Purchasers pursuant to a breach of this Agreement or otherwise relating to the transactions contemplated under this Agreement, shall be limited to five million dollars ($5,000,000); provided, however, that no such limitation shall apply to any Tax liability.

      14. MISCELLANEOUS

      14.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

      14.2 Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date, (x) by the Purchasers (i) at any time prior to the Closing if a material default shall be made by the Sellers or the Shareholders in the observance or in the due and timely performance of any of the terms hereof to be performed by the Sellers or the Shareholders that cannot be cured prior to Closing or (ii) at the Closing if any of the conditions precedent to the performance of the Purchasers' obligations at the Closing shall not have been fulfilled,

(y) by the Sellers (i) at any time prior to Closing if a material default shall be made by the Purchasers in the observance or in the due and timely performance of any of the terms hereof to be performed by Purchasers that cannot be cured prior to Closing, (ii) at the Closing if any of the conditions precedent to the performance of the Sellers' or the Shareholders' obligations at the Closing shall not have been fulfilled or (iii) if the Closing shall not have occurred by June 30, 1999 (except as a result of breach of this Agreement by the Sellers or the Shareholders), or (z) by the mutual written consent of the parties hereto at any time. In the event of the termination of this Agreement, all further obligations of the parties hereunder shall terminate, except for the provisions of (a) this Section 14.2, (b) Section 14.1 regarding certain expenses and (c)
Section 14.16 relating to public announcements. If this Agreement is terminated under Section 14.2(y), the Purchasers shall pay to the Sellers, as liquidated damages, within ten (10) days of such termination, the sum of five hundred thousand dollars ($500,000) (plus, if the Closing Date prior to termination had been extended in accordance with Section 4.1, the sum of two hundred thousand dollars ($200,000), representing payment of the Deposit), which amount the parties agree constitutes fair and reasonable damages to the Sellers, and the Purchasers shall have no further liability to any person under this Agreement or the transactions contemplated hereunder. In the event that a condition precedent to a party's obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.

      14.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

      14.4 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      14.5 Assignment. No party hereto may assign its rights or obligations hereunder without the prior written consent of all other parties hereto; provided, however, that without the consent, prior, written or otherwise, of any other party hereto, this Agreement and all of the rights and obligations hereunder may be assigned by Purchaser to any entity owned or controlled by, or affiliated with it, provided that all Purchasers shall remain liable under this Agreement.

      14.6 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to any of the Purchasers, to:

            Andrew A. Levy, Esq.
            Critical Components Corp.
            280 Park Avenue
            21st Floor
            New York, New York  10017
            Telecopier: 212-754-2411

      With a copy to:

            Vincent Monte-Sano, Esq.
            Carter, Ledyard & Milburn
            2 Wall Street
            New York, New York 10005
            Telecopier: 212-732-3232

      If to any of the Sellers, to:

            Mr. Dennis Normandin
            Ranor, Inc.
            P.O. Box 458
            Westminster, Massachusetts 01473
            Telecopier: 978-874-2748

      With a copy to:

            Noel G. Posternak, P.C.
            Posternak, Blankstein & Lund, L.L.P.
            100 Charles River Plaza
            Boston, Massachusetts 02114
            Telecopier: 617-367-2315

      14.7 Entire Agreement. This Agreement (including the Appendices and Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Appendix or Exhibit hereto or any Ancillary Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

      14.8 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means "and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

      14.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      14.10 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof, except with respect to any matter involving the purchase and sale of the Real Property, which shall be governed by the laws of the Commonwealth of Massachusetts.

      14.11 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

      14.12 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

      14.13 Transaction Taxes. The Sellers shall pay any and all taxes imposed upon the sale of the Acquired Assets and transfer of ownership thereof, except that transfer taxes relating to the sale of any motor vehicles shall be borne by the Purchasers. At the Closing, the parties shall make customary adjustments relating to the Real Property, including, without limitation, as to property taxes, fuel and utility adjustments, etc. The parties hereto


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

intend the transactions pursuant to this Agreement to qualify under Massachusetts Reg. 830 CMR 64H. 6.1(1)(d) and (e) concerning casual sales.

      14.14 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

      14.15 Brokers and Finders. The Sellers and the Shareholders recognize that
(i) BKR International Mergers and Acquisitions Group, LLC is the broker which brought about this transaction and (ii) the Company had an agreement with Joseph Picano pursuant to which his successors may be entitled to payment upon the Closing, and the Company in each case shall be solely responsible for the payment of all fees and expenses thereof. Each party represents and warrants there are no other brokers, finders or similar persons to whom compensation will be due or owing as a result of consummation of the transactions contemplated by this Agreement and each party hereby agrees to indemnify and hold the other party harmless against any such claims.

      14.16 Confidentiality. For a period of five (5) years from the Closing Date, the Sellers and the Shareholders shall keep, and use their best efforts to cause their respective Affiliates, officers, directors, employees and agents to keep, confidential all information proprietary to the Business that has been acquired by any Seller or Shareholder through its or his ownership and management of the Business, including information acquired from the Purchasers, provided that the foregoing restriction shall not apply to information that (i) is or hereafter becomes generally available in the public domain through no fault of the Sellers or the Shareholders, (ii) is lawfully acquired by the Sellers or the Shareholders from a source other than the Purchasers, (iii) generally relates to the industry in which the Company operates or (iv) is required to be disclosed in compliance with the applicable law; provided, however, that with respect to clause (iv) above, the Sellers and the Shareholders shall take all reasonable measures to assure confidential treatment of such disclosed information. Each Seller and each Shareholder agrees that the Purchasers shall be entitled to specific performance and injunctive relief as remedies for any breach of this Section 14.16. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 14.16 by any Seller or Shareholder or any of their respective Affiliates, officers, directors, employees and agents, but shall be in addition to all other remedies available at law or equity. The confidentiality letter agreement dated July 7, 1998 between Hodin Associates, Inc./BKR International Mergers & Acquisitions Group, LLC, as agent for the Company, and Standard shall survive the execution and delivery of this Agreement, except as otherwise expressly provided therein.

      14.17 Public Announcements; Disclosure to Certain Parties. Prior to the Closing Date, (a) the Purchasers and the Company agree to consult with each other as long as reasonably practical before any party hereto or any of their respective Affiliates issues any press release or makes any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue, or permit to be issued, any such press release or make, or permit to be made, any such public statement prior to such consultation (in which case the party issuing such press release or making such public statement shall give as much advance notice as possible to the other party) and (b) the Purchasers shall obtain the consent of the Company before Purchaser or any of its Affiliates discloses this Agreement or the transactions contemplated hereby to any customer, Employee, supplier, agent or distributor of the Company, including without limitation any disclosure contemplated under
Section 7.3 hereof.

      14.18 Exhibits. A fact or item disclosed in any Exhibit shall be deemed to be disclosed with respect to all other relevant Exhibits, whether or not an explicit cross-reference appears.

      15. DISPUTE RESOLUTION

      (a) Any claim shall be settled by an amicable effort on the part of the parties. An attempt to arrive at a settlement shall be deemed to have failed thirty days after either party so notifies the other party in writing and the matter is not settled within that period, and neither party shall institute arbitration until expiration of that notice period.

      (b) If an attempt at settlement has failed, and written notice thereof has been given as provided herein, any claim shall be decided by binding arbitration pursuant to the Commercial Arbitration Rules, as amended and in effect January 1, 1996, of the American Arbitration Association (the "Rules"), subject to the following:

            (i) The arbitration shall take place in New York, New York if initiated by the Purchasers and in Boston, Massachusetts if initiated by the Sellers or the Shareholders.

            (ii) Purchaser shall be entitled to designate one arbitrator and the Company shall be entitled to designate one arbitrator. Within thirty days after receipt by a party of a written notice of arbitration, each party shall notify the other party of its designated arbitrator. The arbitrators so chosen shall designate a third neutral arbitrator by unanimous vote within ten days of their designation. The neutral arbitrator shall act as Chair to the arbitration. In the event that a neutral arbitrator is not designated pursuant to this subsection within said ten-day period, either party may request that the American Arbitration Association select such neutral arbitrator using its normal procedures.

            (iii) If a designated arbitrator cannot for any reason continue to serve as an arbitrator, then the party that so designated that arbitrator shall have the right to appoint a replacement for that arbitrator.

            (iv) An arbitration hearing shall be conducted not later than sixty days after selection of the arbitrators. At the arbitration hearing, each party may make written and oral presentations to the arbitration panel, present testimony and written evidence, and examine witnesses.

            (v) The written decision of the arbitration panel shall be final and binding, and may be entered and enforced in any court of competent jurisdiction. Each party hereby waives any right to jury trial in connection with the enforcement of such written decision.

            (vi) Each party to the arbitration shall pay the fees and expenses of the arbitrator it designates and one-half of the fees and expenses of the neutral arbitrator and of the American Arbitration Association. Notwithstanding the foregoing, the arbitration panel, by majority vote, may assess arbitration costs and the costs and fees of the arbitrators against a party if it determines such party has brought or defended a claim in bad faith.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, on the date first above written.


                                       STANDARD AUTOMOTIVE
                                          CORPORATION


                                       By:_____________________________
                                          Name:
                                          Title:


                                       CRITICAL COMPONENTS CORP.


                                       By:_____________________________
                                          Name:
                                          Title:

                                       RANOR, INC.
                                       a Delaware corporation


                                       By:_____________________________
                                          Name:
                                          Title:


                                       RANOR, INC.
                                       a Massachusetts corporation


                                       By:_____________________________
                                          Name:
                                          Title:


                                       FIVE N LEASING COMPANY


                                       By:_____________________________
                                          Name:
                                          Title:


                                       _________________________________________
                                       Dennis Normandin
                                       [Address]


                                       _________________________________________
                                       Peter Normandin
                                       [Address]


                                       _________________________________________
                                       Mark Normandin
                                       [Address]


                                       _________________________________________
                                       David Normandin
                                       [Address]